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Exhibit 99.1
ProPetro Announces Expansion of Revolving Credit Facility
--- 50% Increase in Revolver Capacity ---
MIDLAND, TX, December 20, 2018 (Businesswire) - ProPetro Holding Corp. (“ProPetro” or “the Company”) (NYSE: PUMP) today announced the expansion of its existing asset-based loan facility (the “Amended ABL”) to $300 million - a 50% increase over the previous cap of $200 million. The Amended ABL will provide additional flexibility in connection with the Company’s previously announced acquisition of Pioneer Natural Resources Company’s (NYSE: PXD) (“Pioneer”) pressure pumping assets. In addition, ProPetro will become a strategic long-term service provider to Pioneer, providing pressure pumping and related services for a term of up to 10 years. The transaction remains on schedule for closing at the end of this month.
Pro-forma for the Pioneer transaction, the Company will have a net debt to LTM EBITDA ratio of below 1.0x and plans to remain at this level or below for the foreseeable future.
Jeff Smith, Chief Financial Officer, commented, “We look forward to strong a start to 2019 as we quickly begin to benefit from the enhanced scale afforded by our strategic transaction and long-term agreement with Pioneer. The expansion of our credit facility is another important step in our commitment to maintaining financial discipline, a strong balance sheet and ample liquidity. We appreciate the continued support of our banking partners who recognize the strong long-term fundamentals and unique positioning of our business as a true industry leader.”
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About ProPetro
ProPetro Holding Corp. is a Midland, Texas-based oilfield services company providing pressure pumping and other complementary services to leading upstream oil and gas companies engaged in the exploration and production of North American unconventional oil and natural gas resources. For additional information visit www.propetroservices.com.
Forward-Looking Statements
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.
Contact: ProPetro Holding Corp

Sam Sledge, 432-688-0012
Investor Relations
sam.sledge@propetroservices.com